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                                                                   EXHIBIT 10.32

                              [VERITY LETTERHEAD]

September 29, 2000



Mr. Anthony J. Bettencourt
2801 Vizzolini Court
Pleasanton, CA 94566

Dear Anthony:

Verity is pleased to extend your employment for a one year period beginning September 1, 2000 (the "Term"). Your role will be President, reporting directly to Verity's CEO. Your monthly salary will be $25,000. Your compensation package will include a commission plan providing for the payment of a minimum of $200,000 in commissions with respect to the year ending August 31, 2001, plus a $105,000 incentive bonus payable on or before September 30, 2001. During the Term, (i) your salary may not be reduced and (ii) unless you voluntarily terminate or are terminated by the Company for "cause", as defined below, you will be paid commissions of a minimum of $200,000 with respect to your services during the Term.

If your employment by the Company terminates prior to September 30, 2001 (other than as a result of a termination due to your death or a permanent disability or a termination by the company without "cause", as defined below), you will not be entitled to receive the $105,000 incentive bonus.

Your employment with Verity may be terminated by your or Verity at any time. However if the company terminates your employment without cause prior to the end of the Term under this agreement (the "End Date"), (i) you will be entitled to receive payments on Verity's standard payroll dates at the rate of $41,666.67 per month (comprised of $25,000.00 in salary and $16,666.67 in commissions), less withholding, from the termination date until the End Date and (ii) you will be entitled to receive the incentive bonus of $105,000 on or before September 30, 2001. You shall not be entitled to any such benefits if your employment is terminated by the company for cause or by you voluntarily. For these purposes, "cause" will be defined to mean (i) your violation of any material provision of the Inventions Agreement (as defined below), (ii) any act of theft or dishonesty, (iii) any immoral or illegal act which has a detrimental effect on this business or reputation of the company or its affiliates or (iv) any material failure to use reasonable efforts to perform reasonably requested tasks after written notice and a reasonable opportunity to comply with such notice. You agree that the benefits stated in this paragraph shall be your sole and exclusive remedy for any damages or injury arising out of or related to any termination of your employment with Verity.

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This letter and the company's standard agreement relating to proprietary rights between you and Verity (the "Inventions Agreement") set forth the terms of your employment with the company an supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended, except by a written agreement, signed by you and the company.

Sincerely,

/s/ GARY J. SBONA

Gary J. Sbona
Chairman and CEO


I agree to and accept the above terms of employment with Verity, Inc. for the year beginning September 1, 2000.


/s/ ANTHONY J. BETTENCOURT                                     9.29.00
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Signature                                             Date